Exhibit 11.1

(TRANSLATION)

CODE OF ETHICS

FOR

SENIOR FINANCIAL OFFICERS

OF

KUBOTA CORPORATION

(Kabushiki Kaisha Kubota)

Article 1. (Purpose)

This code of ethics (the “Code”) applies to Chief Executive Officer, Chief Financial Officer, General Manager of Finance and Accounting Department and any persons performing similar functions (the “Covered Officers”) of KUBOTA CORPORATION (the “Company”). The Board of Directors of the Company specifies to whom this Code shall apply, and currently Chief Executive Officer, Chief Financial Officer and General Manager of Finance and Accounting Department are specified persons.

The purposes of this Code are to:

1)	promote honest and ethical conduct, including the ethical handling of conflicts of interest;

2)	promote full, fair, accurate, timely and understandable disclosure;

3)	promote compliance with applicable laws and governmental rules and regulations; and

4)	deter wrongdoing.

Article 2. (Honest and Ethical Conduct)

Each Covered Officer must act honestly and ethically in conducting his/her work, and adhere to a high standard of business ethics.

Article 3. (Conflicts of Interest)

A “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with the interests of the Company. A conflict of interest can arise when a Covered Officer takes actions or has interests that may make it difficult to perform his or her Company work objectively.

Each Covered Officer must:

1)	Always give priority to service to the Company over personal gain and advantage;

2)	Avoid conflicts of interest wherever possible.

3)	Report promptly to the Board of Directors when any transaction could reasonably be expected to give rise to a conflict of interest;

4)	Not conduct the transaction in the preceding clause (3) without prior approval of the Board of Directors;

5)	Report at least annually concerning conflicts of interest to the Board of Directors.

Article 4. (Disclosure)

With respect to disclosure each Covered Officer must:

1) Familiarize himself or herself and comply with the disclosure requirements applicable to the Company, including the Company’s disclosure controls and procedures applicable to the Company’s public reports and documents filed with the Securities and Exchange Commission.

2) Properly review and critically analyze proposed disclosure or, where appropriate, delegate this task to other qualified parties.

3) Not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent Registered Public Accounting Firm, governmental regulators and self-regulatory organizations.

Article 5. (Compliance)

Each Covered Officer must observe both the provisions and spirit of all applicable laws, accounting standards, rules and regulations of self-regulatory organizations, internal rules and Company policies including this Code.

Article 6. (Reporting of Violations of the Code)

1) The Board of Directors of the Company is empowered and responsible for applying this Code to specific situations.

2) Any Covered Officer who becomes aware of any existing or potential violation of this Code is required to promptly notify the director in charge of Corporate Compliance Headquarters.

3) The director in charge of Corporate Compliance Headquarters shall take all action it considers appropriate to investigate any violations reported to it by each Covered Officer or any other employee.

4) If the director in charge of Corporate Compliance Headquarters determines that a violation has occurred or potential violation is existing after appropriate investigation, it shall promptly notify the Board of Directors. Upon being notified that a violation has occurred or potential violation is existing, the Board of Directors shall take such disciplinary, corrective or preventive action as it deems appropriate.

5) Each Covered Officer must not retaliate against any employee or Covered Officer for reports of existing or potential violations that are made in good faith.

Article 7. (Changes and Waivers)

Any changes to or waivers, including implicit waiver, of this Code shall be resolved by the Board of Director.

Article 8. (Disclosure of Changes and Waivers)

Any changes to or waivers, including implicit waiver, of this Code shall, to the extent required, be promptly disclosed on Form20-F or web site of the Company as provided by SEC rules.

End